Exhibit 10.48

AVENZO THERAPEUTICS, INC.

September 2, 2026

Barbara Bodem

[***]

Dear Barbara:

We are very pleased to invite you to join the board of directors (the “Board”) of Avenzo Therapeutics, Inc. (the “Company”).

Following your appointment to the Board, which shall occur after the Company has obtained the requisite corporate approvals for such appointment, it will be recommended to the Board, or, following the closing of the Company’s pending merger transaction (the “Merger”), the board of directors of the post-merger public company, that you be granted an option to purchase 530,284 shares of the Company’s Class A common stock (as equitably adjusted to reflect the exchange ratio or any other capitalization adjustment applicable in connection with the Merger) (the “Common Stock”), at an exercise price per share equal to the then current fair market value of the Common Stock (the “Option”). The shares subject to the Option shall vest monthly over 36 months in equal monthly amounts following your appointment to the Board, subject to your continuing service to the Company, and shall otherwise be subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan, as amended, or any successor or replacement equity incentive plan then in effect (the “Plan”), and stock option agreement. In the event of a Change in Control (as defined in the Plan), 100% of the then unvested shares subject to the Option shall vest immediately prior to the consummation of the Change in Control. The timing of the Option grant shall be determined by the Board in its sole discretion.

You should be aware that the Company has entered into a definitive merger agreement with Rallybio Corporation, a Nasdaq-listed company. Upon the closing of the Merger, the combined company expects to operate under the name Avenzo Therapeutics, Inc. and to trade on Nasdaq. If the Option is granted prior to the closing of the Merger, it will be automatically converted at closing into an option to purchase shares of the post-merger public company’s common stock, with appropriate adjustments to the number of shares and exercise price, in accordance with the merger agreement. If the Option is granted following the closing of the Merger, it will be an option to purchase shares of the post-merger public company’s common stock, with the number of shares and exercise price determined by the Board based on the exchange ratio applicable in the Merger. In either case, your vesting schedule and other option terms will remain unchanged.

As a member of the Board, you will receive an annual cash retainer of $40,000 paid in equal quarterly installments.

Upon your appointment to the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors. The Company will also reimburse any reasonable expenses (including reasonable travel expenses) incurred by you in your service to the Company as director.

In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s certificate of incorporation, bylaws, stockholder agreements and applicable law.

You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates.

To indicate your acceptance of the Company’s offer, please sign this letter in the space provided below and return it to me. This letter sets forth the terms of your proposed directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Sincerely,

/s/ Athena Countouriotis
Athena Countouriotis, M.D.
President and CEO

Accepted as of the date first written above:

/s/ Barbara Bodem
Barbara Bodem

Signature Page to Director Offer Letter